Description of terms of shareholder loan by Dr. Lequn Huang.

The shareholder loan by Dr. Lequn Huang to DongYing China is for an aggregate amount of $1,086,380 up to May 31, 2008 ($882,131 as of December 31, 2007), which shareholder loan does not bear interest and has no stated repayment terms.